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                                                                     EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

REGAL CINEMAS, INC.

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

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                                                                                   YEARS ENDED
                                                          ------------------------------------------------------------
                                                           DECEMBER 28,             JANUARY 2,              JANUARY 1,
                                                              1995                    1997                    1998
                                                          --------------            ----------              ----------
BASIC:
Weighted average number of common shares
   outstanding                                               30,428                   33,726                  36,113
                                                            =======                  =======                 =======
Net income                                                  $17,505                  $25,066                 $25,179

Less common and preferred dividends                             433                      229                      --
                                                            -------                  -------                 -------

Net income applicable to common shares                      $17,072                  $24,837                 $25,179
                                                            =======                  =======                 =======

Net income per common share, as reported                    $   .56                  $   .74                 $   .70
                                                            =======                  =======                 =======
DILUTED:
Weighted average number of common shares
   outstanding                                               30,428                   33,726                  36,113
Net effect of dilutive stock options and
   warrants based on the treasury stock
   method using average market price                            883                    1,074                   1,072
                                                            -------                  -------                 -------
                                                             31,311                   34,800                  37,185
                                                            =======                  =======                 =======
Net income                                                  $17,505                  $25,066                 $25,179

Less common and preferred dividends                             433                      229                      --
                                                            -------                  -------                 -------
Net income applicable to common shares                      $17,072                  $24,837                 $25,179
                                                            =======                  =======                 =======
Net income per common share assuming
   dilution, as reported                                    $   .55                  $   .71                 $   .68
                                                            =======                  =======                 =======
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